Exhibit 10.6
COMMERCIAL LEASE
by and between
AuthenTec, Inc.
“Tenant”
and
Rialto, LLC.
“Landlord”

1

STANDARD COMMERCIAL LEASE
The State of Florida
County of Brevard
     This lease, entered into this 27th day of December, 2006, by and between the Landlord and the Tenant named below.
Article I. Definitions and Certain Basic Provisions.
     1.1

(a) “Landlord” :	Rialto, LLC

(b) “Landlord’s Address”:	100 Rialto Place
Suite 700
Melbourne, Florida 32901

(c) “Tenant”:	AuthenTec, Inc.

(d) “Tenant’s address”:	100 Rialto Place, Suite 400
Melbourne, Florida 32901

(e) “Tenant’s trade name ” :	AuthenTec , Inc.

(f) “Tenant address in Building”:
100 Rialto Place
Suite #400
Melbourne, Florida 32901
     (g) “Property”: shall refer to the office building structure known as the Rialto Place Office Tower Building, at the address of 100 Rialto place, Melbourne, Florida 32901 together with additions and other changes as Landlord may from time to time designate which is located upon the property described by the legal description Township 27, Range 37, Section 33, Parcel 27373300754.
     (h) “Demised Premises” : approximately 10 , 052 square feet in the Building defined below, such premises being shown and outlined on the plan attached as Exhibit A, and being part of the Building situated upon the Property described in Section 1.1 (g) of this Lease. A copy of the Building Standards are attached hereto and incorporated herein as Exhibit B.
     (i) “Building”: shall refer to the [office building structure located upon] the Property together with such additions and other changes as Landlord may from time to time designate as included within the Building which currently consists of approximately 146,175 square feet.
     (j) “Tenant’s Proportionate Share”: shall be 6.87%.
     (k) “Lease Term or Terms: The period of time commencing with the Commencement Date, as defined in Section 5.2, and terminating Twenty-Four (24) months after the Commencement Date.
     (l) “Lease Year” means a period of one year commencing on the first day of the month in which the Commencement Date occurs and each successive one year period.

(m)	“Target Commencement Date” : February 1, 2007.

(n)	“Annual Base Rent”: $241. 248.00 (Year One and Two) plus applicable Sales Tax.

(o)	“Monthly Rental Installments”: $20,104.00 plus applicable Sales Tax.

(p)	“Security Deposit” : $20,104.00 waived upon review of credit authorization .

(q)	“First Months” : $20,104.00 plus applicable Sales Tax.

(r)	“Permitted Use” : Tenant will use and occupy the premises for general office purposes, lab, and packaging only.

(s)	“Option to Extend Lease Term” : Tenant shall have one option to Extend the term of this Lease for an additional twelve (12) months, providing Tenant has provided Landlord with six (6) months prior written notice.

(t)	“Annual Base Rent for Extension Term”: $251,300.00 (Year Three) plus applicable Sales Tax.

(u)	“Monthly Rental Installment (Year Three) ” : $20,941.67 plus applicable Sales Tax.

(v)	The Tenant will have a first right of refusal on any space that comes available on the 4th floor. The Landlord will notify the Tenant of the available space and the Tenant will have 3 days to let the Landlord know in writing that they want to take on the remaining space. All terms and conditions will be determined at the time of exercising of the FROR.
Article II. Granting Clause.
2.1. In consideration of the obligation of Tenant to pay rent and other charges as provided in this Lease and in consideration of the other included terms, covenants and conditions, Landlord demises and leases to Tenant, and Tenant takes from Landlord, the Demised Premises as described in Article I , Section 1.1 (h) TO HAVE AND TO HOLD said premises for the Lease Term specified in Article I, Section 1.1 (k) , all upon the terms and conditions set forth in this Lease. Landlord expressly reserves the right to change the name of said Building without notice to the Tenant.
Article III. Rental
3.1 Base Rent. Tenant shall pay to Landlord monthly rental installments in an amount equal to 1/12th of the Annual Base Rent in advance, without demand, deduction, counterclaim or offset, and without relief from valuation and appraisement laws or any other deduction for any reason whatsoever, on or before the first day of each and every calendar month during the term of this Lease; provided, however, that if the Commencement Date shall be on a day other than the first day of the calendar month or the expiration date shall be a day other than the last day of the calendar month, the monthly rental installment for such first or last fractional month shall be prorated on the basis of the number of days during the month this Lease was in effect in relation to the total number of days in such month. If the Commencement Date shall be on a day other than the first day of the calendar month, Tenant shall pay to Landlord the first monthly rental installment on or before the Commencement Date.
3.2 Definitions. For the purpose of this Lease, the following definitions shall apply:
(a) “Annual Rental Adjustments” shall mean the amount of Tenant’s Proportionate Share of Taxes and Insurance for a particular calendar year.
(b) “Taxes and Insurance” shall mean any and all expenses incurred by Landlord in connection with:
(1) taxes, assessments and governmental charges of any kind and nature whatsoever (hereinafter collectively referred to as the “Taxes”) levied or assigned against the Property in excess of those imposed in real property tax year beginning January 1, 2007, and ending December 31, 2007. If at any time during the term of this Lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments, levies, or charges levied, assessed or imposed on the Property there shall be levied assessed or imposed on Landlord a capital levy or other tax directly on the rents received there from and/or a franchise tax assessment, levy or charge measured by or based, in whole or in part, upon such rents on the present or any future building or buildings on the Property then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof. Landlord has no obligation to contest, object to, or litigate the levy or imposition of any taxes. Landlord may settle, compromise, consent to, waive, or otherwise determine any taxes without notice to, or the consent of, Tenant.
(2) cost of all insurance relating to the Property including the cost of casualty and liability insurance applicable to the Property and Landlord’s personal property used in connection therewith.
(c) “Tenant’s Proportionate Share of Taxes and Insurance” shall be an amount equal to the amount by which Taxes and Insurance for the subject calendar year exceed Taxes and Insurance for the Base Year, defined below, multiplied by the Tenant’s Proportionate Share.
     (d) Base Year” shall mean calendar year 2007.
     3.4 PAYMENT OBLIGATION:
     (a) Tenant shall, for each calendar year after the Base Year, pay to Landlord as additional rent an amount equal to the Annual Rental Adjustment for such calendar year. For any calendar year following the Base Year that Tenant occupies the Leased Premises for less than the full calendar year, Tenant’s obligation for taxes and insurance increases shall be adjusted on a proportional basis.
     (b) Prior to January of each year, Landlord shall prepare an estimated calculation of Tenant’s Annual Rental Adjustments, The estimated Annual Rental Adjustments shall be paid by Tenant to Landlord in equal monthly installments, payable in advance and at the same time and in the same manner as the Base Rent, commencing with the January payment after the Base Year. Within a reasonable period of time after each calendar year, Landlord shall compute Tenant’s actual Annual Rental Adjustments and submit a reconciliation statement to Tenant comparing the Annual Rental Adjustments payments made by Tenant during the previous calendar year with the actual Annual Rental Adjustments payable by Tenant as set forth in Article III, Section 3.3. Any excess in the Annual Rental Adjustment paid by Tenant shall be credited against Tenant’s next due rental payment. However, any excess in the Annual Rental Adjustment paid by Tenant during the final year of the Lease shall be refunded to Tenant within thirty (30) days after the delivery of the reconciliation statement. Any deficiency in the Annual Rental Adjustments paid by Tenant shall be paid in full by Tenant within thirty (30) days after the delivery of the reconciliation statement. The Tenant’s obligation to pay any deficiency in the Annual Rental Adjustments for the final calendar year of the Lease will survive the expiration of the Lease. The Landlord is entitled to the same rights and remedies for Tenant’s failure to pay the Annual Rental Adjustments or any deficiency in the Annual Rental Adjustments as it has with respect to Tenant’s failure to pay the Base Rent. The Annual Rental Adjustments shall be calculated on an accrual basis.
     (c) At its own expense, Tenant or its accountants (must be a Certified Public Accountant, licensed as such, in any state of the U.S.), shall have the right to inspect, at reasonable times and in a reasonable manner and at the Landlord’s offices or such other place designated by Landlord, during the thirty (30) day period following the delivery of Landlord’s statement of the actual amount of Tenant’s Annual Rental Adjustments, such of Landlord’s books of account and records as pertain to and contain information concerning the Operating Expenses in order to verify the amounts thereof. In the event Tenant elects not to inspect Landlord’s books of account and records during said thirty (30) day period, such election or failure to inspect shall constitute Tenant’s unconditional waiver of any and all rights to inspect Landlord’s books of account and records for the subject period and both Landlord and Tenant shall be forever estopped and barred from challenging or questioning the amount of its Annual Rental Adjustments for said period.
3.5 Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant on the Property. If any such taxes are levied against Landlord or Landlord’s property, and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant on the Property and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord as additional rent hereunder, upon demand, the amount of such taxes paid by Landlord.

3.6 Interest on Late Payments. In the event Tenant fails to pay to Landlord any installment of rent or other sum to be paid to Landlord which may become due in this Lease within seven (7) days of its due date, said installment of rent or other sum shall bear interest from its due date to the date of payment at an annual interest rate equal to the lesser of twelve percent (5%%) or the highest rate permitted by law.
3.7 All payments to be made by Tenant to Landlord pursuant to this Lease shall be made by check payable to Rialto LLC, and delivered to said Agent at Landlord’s Address or to such other person and place as may be designated by notice in writing from Landlord to Tenant from time to time. Tenant shall pay to Landlord all costs incurred by Landlord covering checks which are dishonored/returned plus an administrative fee of $100.00 for administrative costs incurred by Landlord. If Tenant makes payment by a check that is subsequently dishonored or returned on two occasions during the Lease Term, Landlord shall be permitted to require that all further payments made under the Lease be by cashier’s check or other certified funds.
3.8 Unless otherwise agreed in writing between Landlord and Tenant, no payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent stipulated shall be deemed to be other than on account of the above-stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payments as rent be deemed an accord with satisfaction, and Landlord may accept such check for payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.
Article IV Security Deposit.
4.2 In the event of a sale of the Property, Landlord shall have the right to transfer the security deposit to its purchaser, and Landlord shall thereupon be released by Tenant from all responsibility for the return of such deposit; and Tenant agrees to look solely to the new purchaser for the return of such deposit. In the event of an assignment of this Lease by Tenant, the security deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no further responsibility for the return of such deposit to the assignor.
Article V. Construction and Acceptance of the Demised Premises
5.1 Landlord shall proceed to construct improvements upon the Demised Premises per Landlord’s Scope of Work (Exhibit C-1) . Landlord shall complete the Landlord’s work in a good and workmanlike manner, lien free, and in accordance with all applicable laws and regulations. Landlord shall use good faith and commercially reasonable efforts to complete the Landlord’s work on or prior to the Target Commencement Date. If the Demised Premises are not Ready for Occupancy prior to the Target Commencement Date, Landlord shall not be deemed to be in default hereunder or otherwise liable in damages to Tenant, nor shall the term of this Lease be affected.
5.2 The Commencement Date of this Lease shall be the date the Demised Premises are deemed Ready for Occupancy. Landlord and Tenant each agree that, at the request of either, they will, following the Commencement Date, execute and deliver an acknowledgment that Tenant has accepted possession and reciting the exact Commencement Date and Termination Date of this Lease.
5.3 A Certificate of Insurance naming Landlord as additional insured will be required prior to occupancy.
Article VI. Uses and Care of Premises.
6.1 Tenant shall not use the Demised Premises for any unlawful purposes or acts; shall not commit or permit any waste or damage to the Demised Premises; shall use and maintain the Demised Premises in compliance with (i) all laws, codes, ordinances, rules, regulations and orders (collectively “Laws”) of any governmental authority or agency, including, without limitation, those governing zoning, health, safety
(including fire safety), and the occupational hazards, pollution and environmental control, and handicapped accessibility (including but not limited to any such laws imposing upon Landlord or Tenant any duty respecting or triggered by any change in use or occupancy or any alteration or improvement of, in or to the’Demised Premises), and (ii) all reasonable directions of the Landlord, including the building rules and regulations, attached hereto as Exhibit “D”, as may be modified from time to time by Landlord on reasonable notice to tenant. Tenant shall use his best efforts to cause its agents, employees, customers, invitees, licensees, and concessionaires to comply with the building rules and regulations and with the covenants and agreements of this Section.
6.2 Tenant shall not, without Landlord’s prior written consent, keep anything within the Demised Premises for any purpose which increases the insurance premium costs or invalidates any insurance policy carried on the Demised Premises or other part of the Property. Tenant shall pay as additional rent, upon demand of Landlord, any such increased premium cost due to Tenant’s use or occupation of the Property. All property kept, stored or maintained within the Property by Tenant shall be at Tenant’s sole risk.
6.3 Tenant shall take good care of the Demised Premises and keep the same free from waste at all times. Tenant shall keep the Demised Premises neat, clean and free from dirt, rubbish, insects and pests at all times, and shall store all trash and garbage within the Demised Premises. Tenant will store all trash and garbage within the area designated by Landlord for such trash pickup and removal and only in receptacles of the size, design and color from time to time prescribed by Landlord. Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas from time to time prescribed by Landlord. Landlord may, at its sole option, arrange for collection of all trash and garbage. Tenant shall not operate an incinerator or burn trash or garbage within the Property.
6.4 Tenant shall not move any furniture or equipment into or out of the Demised Premises except at such times as Landlord may from time to time designate in writing to all tenants.
6.5 Tenant shall not allow any animals other than seeing eye dogs onto the Property whatsoever.
6.6 Tenant shall procure, at its sole expense, any permits and licenses required for the transaction of business in the Demised Premises and otherwise comply with all applicable laws, ordinances and governmental regulations. Landlord makes no representation or warranty, expressed or implied, with regard to the fitness of the Demised Premises or the Property for the Tenants intended use or for any particular purpose. Tenant shall bear the cost of all alterations or improvements to the Property required by any applicable laws, ordinances or governmental regulation based upon Tenant’s use of the Property. Landlord warrants that all restrooms and common areas are compliant with ADA regulations.
Article VII. Landlord’s Services.
7.1 Landlord covenants and agrees that it will:
     (a) keep the foundation, the exterior walls and roof of the Demised Premises in good repair;
     (b) provide heat and air conditioning to maintain the Demised Premises at a reasonably comfortable temperature between the hours of 7:00 a.m. and 6:00 p.m., Monday through Friday of each week, and 7:00 a.m. and 1:00 p.m. on Saturday of each week, except holidays recognized by the United States Government. Landlord shall provide HVAC during hours other than the hours of full operation of the Building, at the hourly rate of $0.00, provided that such rate may be increased by Landlord from time to time, upon and in the same percentage as any future increase in Landlord’s cost in providing such service. Tenant agrees to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC equipment; The overtime rate will be nominal per square foot charge in addition to base rent if the Tenant was to expand.
     (c) provide electricity for lighting purposes and operation of ordinary office equipment, excluding, however, computers other than personal computers, and other equipment requiring heavier than normal office use of electricity. Within fifteen (15) days from commencement of this Lease, Tenant shall tour Landlord around the demise premises. Landlord shall inform Tenant whether Landlord, in its reasonable discretion, has determined that such equipment satisfies the requirements of this Section 7.1(c).
     (d) provide janitor services Monday through Friday of each week, except holidays recognized by the United States Government, it being understood and agreed, however, that Landlord shall not be liable in any way for any damage or inconvenience caused by the cessation or interruption of such heating, air conditioning, electricity, elevator, janitor services occasioned by fire, accident, strikes, necessary maintenance, alterations, or repairs, or other causes beyond Landlord’s control. It is understood that employees of Landlord are prohibited as such from receiving any packages or other articles delivered to the Building for Tenant and that, should any such employee receive any such packages or articles, he or she in so doing shall be the agent of Tenant and not of Landlord. A copy of Landlord’s cleaning specifications is attached hereto as Exhibit “D”;
     (e) provide hot and cold water and lavatory supplies, it being understood and agreed that hot and cold water shall be furnished by Landlord only at those points of supply provided for general use of other tenants in the Building as well as to Tenant’s kitchen if a kitchen is shown on Exhibit C;
     (f) provide automatically operated elevator service at all times;
     (g) list the Tenant’s trade name on the Building directory located in the entrance lobby and provide one building standard suite door sign;
7.2 In the event any public utility company supplying energy, water, sewer or other utility, or governmental law, regulation, executive or administrative order requires that Landlord or Tenant reduce or maintain at a certain level the consumption of a utility and such requirement affects the HVAC, light, use of or hours of operation of the premises or Building, Landlord and Tenant shall each adhere to and abide by said laws, regulations or executive orders without any reduction in Rent.
7.3 Failure by Landlord to any extent to furnish the above described services, or any cessation thereof, shall not render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor give Tenant the right to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof, unless such failure to provide services is a result of the gross negligence of Landlord or Landlord’s agents. Should any of the Building equipment or machinery break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair the same promptly, and Tenant shall have no claim for an abatement of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom.
7.4 Landlord shall not be required to make any repairs occasioned by the act or negligence of Tenant, its agents, employees, subtenants, licensees and concessionaires, which repairs shall be made by Tenant. In the event that the Demised Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord and Landlord shall not be responsible in any way for failure to make such repairs until a reasonable time shall have elapsed after delivery of such written notice. Landlord’s obligation hereunder is limited to repairs specified in this article only, and Landlord shall have no liability for any damages or injury arising out of any condition or occurrence causing a need for such repairs.
7.5 There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Property or in or to any fixtures, appurtenances and equipment therein or thereon.
7.6 Tenant shall keep the Demised Premises in good clean condition and shall, at its sole cost and expense, make all needed repairs and replacements, except for repairs and replacements expressly required to be made by Landlord under the provisions of Article VII, Section 7.1, Article XI, Section 11.1 and Article XV, Section 15.3 and shall keep all plumbing units, pipes and connections free from obstruction. If any repairs required to be made by Tenant hereunder are not made within three (10) days after written notice delivered to Tenant by Landlord, Landlord may, at its discretion, make such repairs without liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs, and Tenant shall pay to Landlord immediately upon demand as additional rental hereunder the cost of such repairs plus ten percent (10%) of the amount thereof and failure to do so shall constitute an event of default hereunder. At the expiration of this Lease, Tenant shall surrender the Demised Premises in good condition, reasonable wear and tear excepted, and shall surrender all keys for the Demised Premises to Landlord and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Demised Premises.
Article VIII. Alterations.
8.1 Tenant agrees that the premises are now tenantable and in good condition. Tenant shall not make any alterations, additions, or improvements to the Demised Premises without the prior written consent of Landlord which shall not be unreasonably withheld, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Demised Premises. Any alterations, additions, improvements and fixtures installed in the Demised Premises which cannot be removed without causing material damage to the building shall remain upon and be surrendered with the Demised Premises and shall become the property of Landlord at the termination of the Lease, unless Landlord requests their removal in which event Tenant shall remove the same and restore the Demised Premises to their original condition at Tenant’s expense. Any linoleum, carpeting or other floor covering which may be cemented or otherwise affixed to the floor of the Demised Premises is a permanent fixture and shall become the property of the Landlord upon the termination of the Lease.
8.2 All construction work done by Tenant within the Demised Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and the requirements of any contract or deed or trust to which the Landlord may be a party and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Building. Tenant agrees to indemnify Landlord and hold it harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish bond or other security satisfactory to Landlord against any loss, liability or damage. Tenant shall not permit any mechanic’s lien or construction lien to attach to the Demised Premises or the Property for materials or labor furnished at the request of Tenant or contracted for by Tenant.
Article IX. Landlord’s Right of Access and Use.
9.1 Landlord shall have the right to enter upon the Demised Premises at any reasonable time for the purpose of inspecting the same, or of making repairs to the Demised Premises, or of making repairs, alterations or additions to adjacent premises, or of showing the Demised Premises to prospective purchasers, lessees or lenders as long as an AuthenTec employee is present in non- emergency situations.
9.2 Landlord may, within one hundred twenty (120) days prior to the expiration of the term, post and maintain notices, free from hindrance or control of Tenant, and show the premises to prospective tenants thereof at times which will not unreasonably interfere with the Tenant’s business.
9.3 Use of the roof above the Demised Premises is reserved to Landlord.
9.4 In addition to the rights specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Demised Premises or the Property by Tenant, its employees, agents, customers and invitees, each of which may be exercised without notice or liability to Tenant:
     (a) Landlord may install such signs, advertisements or notices or tenant identification information on or in the Building, on the Property or on the directory board or tenant access doors as it shall deem necessary or proper.
     (b) Tenant shall not install any type of drapes, shades or other window coverings in the Demised Premises, and Landlord shall control all internal lighting and signage that may be visible from outside the Demised Premises.
     (c) Landlord may grant to any person the exclusive right to conduct business or render any service in the Building, provided that such exclusive right shall not operate to limit Tenant from using the Demised Premises for the use permitted in Article I, Section 1.1(r).

     (d) Landlord may control the use of the Property, including all common areas and parking facilities in such manner as it deems necessary or proper, including by way of illustration and not limitation: requiring all persons entering or leaving the Building to identify themselves and their business in the Building to a security guard; excluding or expelling any peddler, solicitor or loud or unruly person from the Building; and closing or limiting access to the Building or any part thereof, including entrances, corridors, doors and elevators, during times of emergency, repairs or after regular business hours.

Article X. Signs.
10.1 All signs, decorations and advertising media shall conform in all respects to the sign criteria established by Landlord for the Building from time to time in the exercise of its sole discretion, and shall be subject to the prior written approval of Landlord as to construction, method of attachment, size, shape, height, lighting, color, location and general appearance. All signs shall be kept in good condition and in proper operating order at all times. Landlord shall be permitted to remove any signs, decorations, and advertising media that do not conform to the sign criteria established by Landlord without liability to Tenant.
Article XI. Utilities.
11.1 Landlord agrees to cause to be provided and maintained the necessary mains, conduits and other facilities necessary to supply water, electricity, gas (if available), telephone service and sewerage service to the Demised Premises.
11.2 Tenant shall promptly pay all charges for electricity, water, gas (where available) telephone service, sewerage service and other utilities furnished to the Demised Premises which are separately metered and shall promptly pay any maintenance charges therefore. Landlord may, if it so elects, furnish one or more utility services to Tenant, and in such event Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay on demand as additional rent the rates established therefore by Landlord which shall not exceed the rates which would be charged for the same services if furnished directly by the local public utility companies. Landlord may, at any time, discontinue furnishing any such service without obligation to Tenant other than to connect the Demised Premises to the public utility, if any, furnishing such service. If Landlord chooses to separately meter any utilities currently provided in the rent at lease execution, rent will be reduced by those costs.
11.3 Landlord shall not be liable for any interruption or failure whatsoever in utility services. Landlord does not represent or warrant the uninterrupted availability of such utilities or building services, and any such interruption shall not be deemed an eviction or disturbance of Tenant’s right to possession, or render Landlord liable to Tenant for damages by abatement of rent or otherwise, or relieve Tenant from the obligation to fully and timely perform its obligations and covenants under this lease.
Article XII. Indemnity, Public Liability Insurance and Fire and Extended Coverage Insurance.
12.1 Landlord shall not be liable to Tenant or to Tenant’s employees, agents or visitors, or to any other person or entity, whatsoever, for any injury to person or damage to or loss of property on or about the Demised Premises or the Property caused by the negligence or misconduct of Tenant, its employees, subtenants, licensees or concessionaires, or of any other person entering the Building under the express or implied invitation of Tenant or arising out of the use of the Demised Premises by Tenant and the conduct of its business therein, or arising out of any breach or default by Tenant in the performance of its obligations hereunder or resulting from any other cause except Landlord’s gross negligence, and Tenant agrees to indemnify Landlord and hold Landlord harmless from any loss, expense or claims arising out of such damage or injury.
12.2 Landlord and Tenant, and all parties claiming under them, mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required to be covered in whole or in part by insurance on the Demised Premises or Property, and waive any right of subrogation which might otherwise exist in or accrue to any person or account except where the effect is to invalidate or increase the cost of such insurance coverage.
Landlord agrees to carry fire and extended coverage only to the extent required by its lender.
Article XIII. Tenant’s Insurance.
13.1 Tenant agrees, at its sole cost, to carry and keep in full force and effect at all times during the term of this Lease, a comprehensive general liability policy with a single limit of at least Two Million Dollars ($2,000,000.00), including coverage for bodily injury, property damage and personal injury liability. Tenant’s comprehensive general liability insurance policy and certificates evidencing such insurance shall name Landlord and its property manager of the Building as additional insured and shall also contain a provision by which the insurer agrees that such policy shall not be canceled except after sixty (60) days written notice to Landlord. Tenant shall deliver appropriate insurance certificates to Landlord upon the commencement of the Lease Term. Any liability insurance carried or to be carried by Tenant hereunder shall be primary over any policy that might be carried by Landlord.
13.2 Tenant shall obtain extended fire and casualty insurance insuring against loss to the Demised Premises (including any improvements thereon). Such insurance shall be in the form and amount reasonably satisfactory to Landlord, and Tenant shall, when requested from time to time by Landlord, provide Landlord with evidence of such insurance.
13.3 Tenant agrees to carry and keep in full force and effect at all times during the term of this Lease, at its sole cost, worker’s compensation or similar insurance in form and amounts required by law. Such insurance shall contain waiver of subrogation provisions in favor of Landlord and its agents.
Article XIV. Non-Liability for Certain Damages.
14.1 Landlord and Landlord’s agents and employees shall not be liable to Tenant or any other person or entity whomsoever for any injury to person or damage to property caused by the Demised Premises or other portions of the Property becoming out of repair or by defect in or failure of equipment, pipes or wiring, or broken glass, or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Demised Premises, nor shall landlord be liable to Tenant or any other person or entity whomsoever from any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons or entity whomsoever. With respect to latent or patent defects in the Demised Premises or in the building of which they form a part, Landlord’s liability shall not extend beyond one (1) year from the date of substantial completion of the construction of the Demised Premises, whether or not such defects are discovered within such one (1) year period. Tenant shall indemnify and hold harmless Landlord from any loss, cost, expense or claims arising out of such injury or damage referred to in this Article XIV, Section 14.1.
14.2 In the event of any violation of this Lease by Landlord, Tenant’s exclusive remedy shall be an action for damages (Tenant waiving the benefit of any laws granting it a lien upon the property of Landlord and/or upon rent due the Landlord) , but prior to any such action Tenant will give Landlord written notice specifying such violation with particularity, and Landlord shall thereupon have thirty (30) days in which to cure any such violation. Unless and until Landlord fails to so cure any violation after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its ownership of the Property and not thereafter.
14.3 The term “Landlord” shall mean only the owner, for the time being, of the Property and in the event of the transfer by such owner of its interest in the Property such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease term upon each new owner for the duration of such owner’s ownership.
14.4 Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the land and improvements which constitute the Property.
Article XV. Damage by Casualty.
15.1 Tenant shall give immediate written notice to Landlord of any damage caused to the Demised Premises by fire or other casualty.
15.2 If any part of the Building or Property are rendered untenantable by fire or other casualty as determined by Landlord’s in its sole discretion, Landlord may elect: (i) to terminate this Lease as of the date of the fire or casualty by notice to Tenant within ninety (90) days after the fire or casualty loss or (ii) to repair, restore or rehabilitate the Building or Property at Landlord’s expense with reasonable diligence.
15.3 Landlord’s obligation to rebuild and repair under this Article XV shall in any event be limited to restoration to substantially the condition in which the Demised Premises (exclusive of the items designated as Tenant’s Work as described in Exhibits B & C) existed prior to the casualty, and shall be further limited to the extent of the insurance proceeds available to Landlord for such restoration, and

Tenant agrees that promptly after the completion of such work by Landlord, it will proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore its signs, fixtures, equipment and other items of Tenant’s Work as described in Exhibit B & C.
15.4 Tenant agrees that during any period of reconstruction or repair of the Demised Premises it will continue operation of its business within the Demised Premises to the extent practicable. During the period from the occurrence of the casualty until Landlord’s repairs are substantially completed, the Annual Base Rent shall be reduced to such extent as may be fair and reasonable under the circumstances. However, there shall be no abatement of the Tenant’s Proportionate Share of Taxes and Insurance or other charges provided herein.
15.5 All damage or injury to the Demised Premises or the Building caused by the act or omission of Tenant, its employees, agents, invitees, licensees or contractors, shall be promptly repaired by Tenant at Tenant’s sole cost and expense, to the satisfaction of Landlord except to the extent covered by insurance carried by Landlord; provided, however, Tenant shall pay any deductible under Landlord’s policy required to be paid thereunder.
Article XVI. Eminent Domain.
16.1 If more than twenty percent (20%) of the floor area of the Demised Premises should be taken for any public or quasi — public use under governmental law, ordinance or regulation, or by right of eminent domain or by private purchase in lieu thereof, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the date physical possession is taken by the condemning authority.
16.2 If less than twenty percent (20%) of the floor area of the Demised Premises should be taken as aforesaid, this Lease shall not terminate; however, the Annual Base Rent payable hereunder during the un-expired portion of this Lease shall be reduced in proportion to the area taken, effective on the date physical possession is taken by the condemning authority. Following such partial taking, Tenant shall make all necessary repairs or alterations within the scope of Tenant’s Work as described in Exhibit B necessary to make the Demised Premises an architectural whole.
16.3 All compensation awarded for any taking (or the proceeds of private sales in lieu thereof) of the Demised Premises or the Property shall be the property of Landlord, and Tenant assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or the taking of Tenant’s fixtures and other property if a separate award for such items is made to Tenant.
Article XVII. Assignment and Subletting.
17.1 Tenant shall not assign or transfer all or any portion of its interest in this Lease or in the Demised Premises, or sublet all or any portion of the Demised Premises, without the prior written consent of Landlord, which consent shall not be unreasonably. Any assignment or sublease without the Landlord’s prior written consent shall be voidable and, at

Landlord’s election, shall constitute a default of Tenant hereunder. Consent by Landlord to one or more assignments or subletting shall not operate as a waiver of Landlord’s rights with respect to any subsequent assignment or subletting. The term “sublet” shall be deemed to include the granting of licenses, concession, and any other rights of occupancy of any portion of the Demised Premises. This prohibition against assigning or subletting shall be construed to include an assignment or subletting by operation of law.
17.2 In the event of the transfer and assignment by Landlord of its interest in this Lease or in the Property to a person expressly assuming Landlord’s obligations under this Lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any such security given by Tenant to secure performance of Tenant’s obligations hereunder may be assigned and transferred to such successor in interest, and Landlord shall thereby be discharged of any further obligations relating thereto.
17.3 Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the Demised Premises.
17.4 In no case may Tenant assign any options granted to Tenant hereunder, all such options being deemed personal to Tenant and exercisable by Tenant only.
17.5 Upon the occurrence of an event of default, if all or any part of the Leased Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or by law, may, at its option, collect directly from the assignee or subtenant all rent becoming due to Landlord by reason of the assignment or subletting. Any collection by Landlord from the assignee or subtenant shall not be construed as a waiver of any of the provisions set forth in this Article XVII, the release of Tenant from further performance of its obligations under this Lease or the making of a new Lease with such assignee or subtenant.
17.6 Landlord may, in its sole discretion, refuse to give its consent to any proposed assignment or subletting for any reason, including, but not limited to Landlord’s determination that its interest in the Lease or the Leased Premises would be adversely affected by (i) the financial condition, creditworthiness or business reputation of the proposed assignee or subtenant, (ii) the prevailing market or quoted rental rates for space in the Building or other comparable buildings or (iii) the proposed use of the Leased Premises by, or business of, the proposed assignee or subtenant. If Landlord refuses to give its consent to any proposed assignment or subletting, Landlord shall have the option (but not the obligation), within thirty (30) days after receiving notice of the proposal, to terminate this Lease by giving Tenant thirty (30) days prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder. Tenant shall reimburse Landlord for all costs and expenses, including without limitation attorneys fees, incurred by Landlord in processing any request for an assignment of this Lease or subletting of all or any portion of the Leased Premises.

17.7 Notwithstanding any assignment pursuant to this Lease, Tenant shall remain liable under this Lease to Landlord and such assignment shall not constitute a waiver of Tenant’s obligations hereunder.
Article XVIII. Default by Tenant and Remedies.
18.1 The following events shall be deemed to be events of default by Tenant under this Lease:
     (a) Tenant shall fail to pay any installment of rent or any other expense demanded by Landlord when due as herein provided. Tenant will have 30 days to cure any rent installments or expenses that are due to Landlord. If not cured than Tenant is considered in Default of this lease.
     (b) Tenant shall fail to comply with any term, provision or covenant in this Lease, other than the payment of rent or expenses demanded by Landlord and shall not cure such failure within ten (10) days after receiving written notice there from Landlord.
     (c) Tenant or any guarantor of Tenant’s obligations under this Lease shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.
     (d) Tenant or any guarantor of Tenant’s obligation under this Lease shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any State thereof; or Tenant or any guarantor of Tenant’s obligations under this Lease shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any guarantor of Tenant’s obligations under this Lease.
     (e) A receiver or Trustee shall be appointed for all or substantially all of the assets of the Tenant or any guarantor of Tenant’s obligations under this Lease.
     (f) Tenant shall desert or vacate any portion of the Demised Premises for any period, or Tenant shall, for a period of thirty (30) days or more, fail to occupy the Demised Premises or a substantial portion thereof or fail to be open for business.
     (g) Tenant shall do or permit to be done anything which creates a lien upon the Demised Premises.
     (h) The Business operated by Tenant shall be closed or the Tenant shall be prohibited to occupy the Demised Premises by any governmental agency.
18.2 Upon the occurrence of any such events of default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:
(a)	Terminate this Lease in which event Tenant shall immediately surrender the Demised Premises to Landlord.

(b)	Repossess the Demised Premises without Terminating the Lease.
18.3 In the event Landlord elects to terminate the Lease by reason of an event of default, then notwithstanding such termination, Tenant shall be liable for, and shall pay to Landlord, at the address specified for notice to Landlord, the sum of all rental and other indebtedness accrued to date of such termination plus, as damage, an amount equal to the difference between (I) the total rental including Annual Base Rent, Tenant’s Proportionate Share of Taxes and Insurance for the remaining portion of the Lease term (had such term not been terminated by Landlord prior to the date of expiration stated in Article I); and (2) the then-present value of the then-fair rental value of the Demised Premises for such period. If the parties dispute the amount calculated as Tenant’s Proportionate Share of Taxes and Insurance or the amount of calculated as the then-present value of the then-fair rental value of the Demised Premises for such period, the determination of these amounts by an accountant appointed by the Landlord shall be conclusive and binding upon the parties.
18.4 In the event that Landlord elects to repossess the Demised Premises without terminating the Lease, then Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord, all rental and other indebtedness accrued to the date of such repossession, plus, as damage, an amount equal to the total rent including Annual Base Rent, Tenant’s Proportionate Share of Taxes and Insurance for the remainder of the Lease term until the date of expiration of the term as stated in Article I diminished by any net sums thereafter received by Landlord through re-letting the Demised Premises during said period (after deducting expenses incurred by Landlord as provided in Article XVIII, Section 18.5 hereof). In no event shall Tenant be entitled to any excess of any rental obtained by re-letting over and above the rental herein reserved. Actions to collect amounts due from Tenant to Landlord may be brought from time to time on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Lease term.
18.5 In case of any event of default or breach by Tenant, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice herein, in addition to any sum provided to be paid above, brokers fees incurred by Landlord in connection with re-letting the whole or part of the Demised Premises; the costs of removing and storage of Tenant’s or other occupant’s property; the cost of repairing, altering, remodeling or otherwise putting the Demised Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies, including reasonable attorneys’ fees.
18.6 In the event of termination or repossession of the Demised Premises for an event of default, Landlord shall not have any obligation to re-let or attempt to re-let the Demised Premises, or any portion thereof, or to collect rental after re-letting; Landlord may re-let the whole or any portion of the Demised Premises for any period, to any tenant, and for any use and purpose.

18.7 If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligations to do so and without waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Demised Premises for such purpose), and thereupon Tenant shall be obligated to, and agrees to, pay Landlord, as additional rent, upon demand, all costs, expenses and disbursements (including reasonable attorneys’ fees) incurred by the Landlord in taking such remedial action.
18.8 In the event that Landlord shall have taken possession of the Demised Premises pursuant to the authority herein granted, Landlord shall also have the right to remove from the Demised Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and place same in storage at any premises within the County in which the Demised Premises is located; and in such event, Tenant shall be liable to Landlord for costs incurred by Landlord in connection with such removal and storage.
18.9 Landlord may collect any money due Landlord by Tenant from the security deposit or by distress, or otherwise, and election of one remedy under this Agreement does not preclude any other remedy herein provided. All remedies provided for by this Lease are in addition to all those available to Landlord by statute or law. Tenant expressly waives the service of any demand for the payment of rent or for possession, and the service of any notice of Lessor’s election to terminate the Lease or to re-enter the Demised Premises, except as otherwise provided in the Lease, including any and every form of demand and notice prescribed by statute or other law.
Article XIX. Holding Over.
19.1 In the event Tenant remains in possession of the Demised Premises after the expiration of this Lease and without the execution of a new Lease, it shall be deemed to be occupying said Demised Premises as a tenant from month to month at a rental equal to the rental (including Annual Base Rent, Tenant’s Proportionate Share of Taxes and Insurance) herein provided, plus fifty percent (50%) of such amount and otherwise subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month to month tenancy.
Article XX. Subordination; Attornment; and Estoppel Certificates.
20.1 Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter created upon the Property and to any renewals and extensions thereof. Landlord is irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien hereafter placed upon the Property and Tenant agrees upon demand to execute such further instrument subordinating this Lease as Landlord may request.
20.2 At the option of any transferee of the Landlord’s interest in the Property pursuant to a foreclosure or similar proceeding under any mortgage, deed of Trust or other lien upon the Property, whether now existing or hereafter created, Tenant shall attorn to and be bound to any such transferee under the terms, covenants and conditions of this Lease for the balance of the term hereof remaining and any extensions or renewals hereof which may be affected in accordance with any option therefore in this Lease, with the same force and effect as if the transferee was the Landlord, and Lessee does hereby agree to attorn to such transferee, at the transferee’s option, the attornment to be effective and self operative without the execution of any further instruments on the part of Tenant, immediately upon the transferee succeeding to the interest of the Landlord, provided said transferee provides written notice to the Tenant of its election to accept such attornment within sixty (60) days of the subject transfer.
20.3 In the event any such transferee does elect to accept such attornment, the Tenant hereby agrees that said transferee shall not be (a) liable for any act or admission of Landlord under the Lease prior to the subject transfer or (b) subject to any offsets or defenses which Tenant might have against Landlord arising from events or circumstances existing prior to the subject transfer, or (c) bound by any rent or additional rent which tenant might have paid in advance for more than the month of the subject transfer, or (d) bound by any amendment or modification of this Lease made without the foreclosing parties’ prior written consent.
20.4 Tenant agrees to furnish from time to time, when requested by Landlord, the holder of any deed of trust or mortgage or the lessor under any ground lease covering all or any part of the Property or any interest of Landlord therein, an estoppel certificate signed by Tenant confirming and containing such factual certifications and representations deemed appropriate by Landlord. The holder of any such deed of trust or mortgage or the lessor under any such ground lease and Tenant shall, within ten (10) days following receipt of said proposed estoppel certificate from Landlord, return a fully-executed copy of said certificate to Landlord. In the event Tenant fails to return a fully-executed copy of such certificate to Landlord within the foregoing ten-day period, then Tenant shall be deemed to have approved and confirmed all of the terms, certifications and representations contained in such certificate.
Article XXI. Notices.
21.1 Wherever any notice is required or permitted hereunder, such notice shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered seven (7) working days after postmark, whether actually received or not when deposited in the United States mail, postage prepaid, by, other overnight courier, or certified or registered mail, return receipt requested, addressed to the parties hereto at the respective addresses set out in Article I, Section 1.1 above, or such other address as they may have hereafter specified by written notice.
Article XXII. Brokers; No Reliance on Oral Representations.
22.1 Landlord and Tenant represent and warrant to each other that, except as set forth in this lease, if at all, it has not employed a broker in carrying on the negotiations relating to this Lease. Tenant further warrants and covenants that is has not relied and will not rely upon any oral representation about the Property, other tenants, occupancy, uses or related matters made by any real estate agent, real estate broker, agent or employee of Landlord, or any other party. Tenant shall indemnify and hold Landlord harmless, from and against any cost, liability or expense (including attorney’s fees and disbursements) incurred as a result of the assertion(s) or claim(s) by any person, firm or entity (other than Landlord’s exclusive agent and any agent of Tenant whose name appears in the following sentence) for brokerage or other commissions, finder’s fees or any of its employees, agents or representatives. Landlord and Tenant acknowledge that Rialto, LLC. has acted on its own behalf in connection with this Lease with the exception of Lightle Commercial, Inc. on behalf of the Tenant. Lanlord will be compensating Lightle Commercial, Inc. per separate agreement.
Article XXIII. Approval and Changes Required by Lender.
23.1 Any mortgagee of the Property, or of Landlord’s interest therein, may have the right to approve this Lease, within ten (10) days of execution thereof, and in the event such approval is not granted, Landlord shall have the right to terminate this Lease as hereinafter set forth. In the event that any mortgagee of the Property, or of Landlord’s interest therein, requires, as a condition of such financing, modifications to this Lease which (i) do not materially and adversely affect Tenant’s use of the Demised Premises as herein permitted; and
(11) do not increase the rent or other sums required to be paid by Tenant hereunder; then Landlord may submit to Tenant a written amendment of this Lease incorporating such required changes. Tenant shall execute such amendment within ten (10) days after the same has been submitted to Tenant. If Tenant fails to so execute and deliver such amendment, then Landlord shall thereafter have the right, at its sole option, to cancel this Lease. Such cancellation option shall be exercisable by Landlord’s giving Tenant written notice of such termination; immediately whereupon this Lease shall be canceled and terminated and, upon relinquishment of possession of the Premises by Tenant in the condition required pursuant to the terms hereof, Landlord shall return the Revised Security Deposit to Tenant, and both Landlord and Tenant shall thereupon be relieved from any and all further liability or obligation hereunder.
Article XXIV. Parking.
24.1 To the extent that there is parking available, the Landlord agrees to provide for the use of Tenant in common with others, a parking area adjacent to the Building. The Landlord reserves the right to promulgate rules and regulations relating to the use of such parking area, including such limitations as may, in the opinion and at the discretion of the Landlord, be necessary and desirable. Tenant and Tenant’s employees shall park their cars only in those portions of the parking area designated for that purpose by the Landlord. Further, Tenant and its employees are expressly prohibited from parking in any portion of the parking area designated or marked for visitor parking only or other specially designated parking spaces. In the event that the Tenant, or any of its employees, shall park their cars in any portion of the parking area other than that portion designated for that purpose, then the Landlord shall have the right, at Landlord’s option, to charge Tenant a fee for such improperly parked car, and/or to have any such improperly parked car towed at Tenant’s expense.
Article XXV. Waiver of Trial by Jury
25.1 Landlord and Tenant each agree to and they waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of said premises and/or any claim of injury or damage, and any statutory remedy.
Article XXVI. Furnishing of Financial Statements
26.1 Intentionally Deleted
Article XXVII. Occupational and Environmental Compliance
27.1 Tenant shall not in any manner use, maintain or allow the use or maintenance of the Property in violation of any law, ordinance, statute, regulation, rule or order (collectively “Laws”) of any governmental authority, including but not limited to Laws governing zoning, health, safety (including fire safety), occupational hazards, and pollution and environmental control. Tenant shall not use, maintain or allow the use or maintenance of the Property or any part thereof to treat, store, dispose of, transfer, release, convey or recover hazardous materials nor shall Tenant otherwise, in any manner, possess or allow the possession of any hazardous, materials on or about the Property; provided, however, any hazardous material lawfully permitted and generally recognized as necessary and appropriate for general office use may be stored and used on the Leased Premises so long as (i) such storage and use is in the ordinary course of Tenant’s business permitted under this Lease, (ii) such storage and use is performed in compliance with all applicable laws and regulations and in compliance with the highest standards prevailing in the industry for the storage and use of such materials; and (iii) Tenant delivers prior written notice to Landlord of the identity of and information regarding such materials as Landlord may require. Tenant shall immediately notify Landlord of the presence or suspected presence of any hazardous material on or about the Property and shall deliver to Landlord any notice received by Tenant relating thereto.
27.2 Landlord and its agents shall have the right, but not the duty, to inspect the Demised Premises and conduct tests thereon at any time to determine whether or the extent to which there is hazardous materials on the Demised Premises. Landlord shall have the right to immediately enter upon the Demised Premises to remedy any contamination found thereon. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby. If any lender or governmental agency shall ever require testing to ascertain whether there has been a release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such requirement arose in whole or in part because of Tenant’s use of the Demised Premises. Tenant shall execute affidavits, representations and the like from time to time, at Landlord’s request, concerning Tenant’s best knowledge and belief regarding the presence of any hazardous materials on the Property or Tenant’s intent to store or use hazardous materials on the Property. Tenant shall indemnify and hold harmless Landlord from any and all claims, loss, liability, costs, expenses or damage, including attorneys’ fees and costs of remediation and compliance, incurred by Landlord in connection with any breach by Tenant of its obligations under this section. The covenants and obligations of Tenant hereunder shall survive the expiration or earlier termination of this Lease.
27.3 For the purposes of this Article XXVII, the term “hazardous materials” shall mean (I) any and all hazardous waste, toxic chemicals, materials or substances occurring in the air, water, soil or ground water at the Property by reason of which the Tenant or Landlord would be subject to an injunction action and/or any damages, penalties, clean up costs or other liability under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. § 9601 et seq, the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 (20D), the Resource Conservation and Recovery Act (the Solid Waste Disposal Act), 42 U.S.C. § 9601 et seq, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq, the Clean Air Act of 1966, 42 U.S.C. § 7401, et seq, and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq; and (ii) any substance the presence of which is prohibited or controlled by any other federal, state or local laws, regulations, statutes, or ordinances now in a force or hereafter enacted relating to waste disposal or environmental protection with respect to hazardous, toxic or other substances generated, produced, leaked, released, spilled, stored or disposed of at or from the Property. Hazardous material shall also include any other substance which by law requires special handling in its collection, storage, treatment or disposal, but not including small quantities of materials present on the Property in retail containers, which would not be prohibited, regulated or controlled under applicable environmental laws.
Article XXVIII Landlord’s Right to Relocate Tenant
28.1 Intentionally Deleted
Article XXIX Miscellaneous.
29.1 Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or a joint venture between Landlord and Tenant, it being understood and agreed that neither the method of computation of rent, nor any other provisions contained herein, nor the acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular number is used, the same shall include the plural, and words of gender shall include each other gender.
29.2 The captions used herein are for convenience only and do not limit or amplify the provisions hereof.

29.3 One or more waivers of any covenant, term or condition of this Lease by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by Landlord to or of any act by the Tenant shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.
29.4 Whenever a period of time is herein prescribed for action to be taken by the Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, government laws, regulations or restrictions or any other cause of any kind whatsoever which is beyond the reasonable control of Landlord. At any time when there is outstanding a mortgage, deed of trust or similar security instrument covering Landlord’s interest in the Demised Premises, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or similar instrument shall have received written notice of such default and a reasonable time for cure of such default shall thereafter have elapsed.
29.5 This Lease contains the entire agreement between the parties, and no agreement shall be effective to change, modify or terminate this Lease in whole or in part unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought. Time is of the essence of all the obligations to the parties of this Lease. In the event that this Lease fails to commence within one (1) Year of execution of this Lease due to delays caused by tenant, then the tenant shall be immediately liable for the full term of the Lease and all transaction costs.
29.6 The laws of the State in which the Demised Premises are located shall govern the interpretation, validity, performance and enforcement of this Lease. If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.
29.7 The terms, provisions and covenants contained in this Lease shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest and legal representatives except as otherwise herein expressly provided.
29.8 Tenant shall not record this Lease that would be encumbering or attaching a lien to the property.
29.9 Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

29.10 In any action to enforce or interpret this Lease or in any action arising out of the Landlord-Tenant relationship between the parties, the prevailing party shall be able to recover its reasonable attorney’s fees and costs incurred in such action.
Article XXX Special Conditions: N/A.

WITNESS/ATTEST:		LANDLORD:
Rialto, LLC.

#1	[ILLEGIBLE]

		By:	[ILLEGIBLE]

#2	[ILLEGIBLE]	Title:	PRESIDENT, PROPERTY MANAGEMENT

STATE OF FLORIDA )
) SS
COUNTY OF BREVARD )
     On this 17th day of January  , 2007 , before me, the undersigned officer, personally appeared MICHAEL C. GOTLIB , who acknowledged himself to be the PRESIDENT OF PROPERTY MANAGEMENT of RIALTO LLC , a corporation, and that he, as such PRESIDENT OF PROPERTY MANAGEMENT , being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as PRESIDENT, PROPERTY MANAGEMENT .
     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

My Commission Expires :	[ILLEGIBLE]

Notary Public C. M. MORRISON
9/19/07
(STAMP)

TENANT:
AuthenTec, Inc.

#1	[ILLEGIBLE]	By:	[ILLEGIBLE]

#2	[ILLEGIBLE]	Its:	Controller/treasurer

STATE OF FLORIDA )
) SS
COUNTY OF BREVARD )
     On this 27 day of December, 2006, before me, the undersigned officer, personally appeared [ILLEGIBLE], who acknowledged himself to be the [ILLEGIBLE] of [ILLEGIBLE], a corporation, and that he, as such

     Controller /Treasurer , being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as [ILLEGIBLE] .
          IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

My Commission Expires :	[ILLEGIBLE]

Notary Public
APR 06, 2009
(STAMP)

SCHEDULE OF EXHIBITS

1.	Exhibit A -	The Demised Premises.

2.	Exhibit B -	Building Standards.

3.	Exhibit C -	Space Plan.

4.	Exhibit C-1	Landlord’s Scope of Work.

5.	Exhibit D -	Rules & Regulations.

EXHIBIT “A”
THE DEMISED PREMISES

EXHIBIT “B”
BUILDING STANDARDS
1.	DRYWALL PARTITIONS

Landlord shall provide and install interior drywall partitions constructed of metal studs with one layer of 5/8 inch gypsum wall board on each side, sealed to the underside of the ceiling. These interior partitions shall be supplied and installed by Landlord at the rate of one linear foot of partition for each 12.5 square feet of Gross Leasable Floor Area.

Demising partitions shall be constructed of metal studs with one layer of 5/8 inch fire code wall board on each side of the partition extended to the underside of the floor slab above. The demising wall shall be supplied and installed by Landlord at the rate of 1.5 linear feet for each 100 square feet of Gross Leasable Floor Area.

2.	CEILING

Tenant’s Demised Premises shall be supplied with 20” x 60” lay-in ceiling tiles with suspended metal grid.

DOORS AND HARDWARE

Interior doors shall be 3’ 0” x 8’ 7” nominal full ceiling height solid core wooden doors with aluminum frames. Tenant shall receive one interior door for each 375 square feet of Gross Leasable Floor Area.

PAINTING AND DECORATING

All demising and interior walls shall be painted with one coat semi-gloss latex paint finished over one coat primer paint. This will include the painting and staining of doors and prefinished door frames.

5.	FLOOR COVERINGS

Standard building carpeting shall be installed in the Demised Premises by Landlord except for those floor areas specifically noted otherwise on Tenant’s plans- and specifications.

Vinyl composition tile (VCT) shall be installed in Tenant’s kitchen and/or break areas, if applicable.

Landlord shall supply a 4” high vinyl cove base of building standard quality.

6.	WINDOW TREATMENT

The Demised Premises shall be provided with horizontal 1” metal blinds, which shall be installed by Landlord on all exterior windows.

7.	MECHANICAL, ELECTRIC AND FIRE PROTECTION

Tenant shall receive:
a)	12.19 light fixtures for each 1,000 square feet of Gross Leasable Area;

b)	two (2) light switches for each 500 square feet of Gross Leasable Area;

c)	one (1) duplex wall outlet for each 150 square feet of Gross Leasable Area;

d)	one (1) telephone wall outlet for each 200 square feet of Gross Leasable Area;

e)	one (1) HVAC Diffuser for each 420 square feet of Gross Leasable Area;

f)	and one (1) fire protection sprinkler head for each 225 square feet of Gross Leasable Area.

EXHIBIT “C”
SPACE PLAN

1
2
3
4
5
6
7
D
C
B
A
EE
DD
ELEVATOR
ELEVATOR
ELEVATOR
ELEVATOR
LOBBY

FLOOR PLAN

SCALE: 1/8" = 1'-0"

EXHIBIT “C-l”
LANDLORD’S SCOPE OF WORK
Landlord will provide Tenant with a Tenant Improvement Allowance of Thirty Thousand Dollars ($30,000.00). Landlord will at its own expense put up the demising walls for the premises. Landlord and Tenant agree that any other associated costs for the Tenant Improvements above and beyond the $30,000 allowance will be at the Tenants expense. Do to the time of the essence factor the Landlord is willing to provide copies of all contractors bills for the project to the Tenant.
Landlord will give permission to the Tenant to install a finger lock door access system only to the leased premises. The Tenant will have to have maintenance personnel added to the system to allow for access for repairs.

EXHIBIT “D”
RULES AND REGULATIONS
     1. The sidewalks, halls, passages, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Demised Premises. The halls, passages, entrances, elevators, stairways, and balconies are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its Tenants, provided, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. Tenant and its employees shall not go upon the roof of the Building without the written consent of the Landlord.
     2. The sashes, sash doors, windows, glass lights, and any lights or skylights that reflect or admit light into the halls or other Common Areas of the Buildings shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and the expenses of any breakage, stoppage or damage, resulting from the violation of this rule shall be borne by the Tenant who, or whose clerk, agents, employees, servants, or visitors, shall have caused it.
     3. If Landlord, by notice in writing to Tenant, shall object to any curtain, blind, shade or screen attached to, or hung in, or used in connection with, any window or door of the Demised Premises, such use of such curtain, blind, shade or screen shall be discontinued forthwith by Tenant. No awnings shall be permitted on any part of the Demised Premises.
     4. No safes or other objects heavier than the lift capacity of the freight elevator of the Building shall be brought into or installed on the Demised Premises. Tenant shall not place a load upon any floor of the Demised Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. The moving of safes shall occur only between such hours as may be designated by, and only upon previous notice to, the manager of the Building, and the persons employed to move safes in or out of the Building must be acceptable to the Landlord. No freight, furniture or bulky matter of any description shall be received into the Building or carried into the elevators except during hours and in a manner approved by Landlord.
     5. Tenant shall not use, keep, or permit to be used or kept any foul or noxious gas or substance in the Demised Premises, or permit or suffer the Demised Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds (except Seeing Eye Dogs) be brought into or kept in or about the Building. Tenant shall not place or install any antennae or aerials or similar devices outside of the Demised Premises.
     6. Tenant shall not use or keep in the Building any inflammables, including but not limited to Kerosene, gasoline, naphtha and benzine (except cleaning fluids in small quantities and when in containers approved by the Board of Fire

Underwriters) , or explosives or any other articles of intrinsically dangerous nature, or use any method of heating other than that supplied by Landlord.
     7. If Tenant desires telephone or telegraph connections or alarm systems, Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without specific directions and approvals from Landlord.
     8. Tenant, upon the termination of the tenancy, shall deliver to the Landlord all the keys of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made, and in the event of loss of any keys so furnished shall pay the Landlord therefor.
     9. Tenant shall not put down any floor covering in the Demised Premises without the Landlord’s prior approval of the manner and method of applying such floor covering.
     10. On Sundays and legal holidays, and on other days between the hours of 6 p.m. and 8 a.m., access to the Building and/or to the halls, corridors, elevators or stairways in the Building, and/or to the Demised Premises may be refused unless the person seeking access has a pass or card access key or is properly identified. Landlord shall in no case be liable for damages for the admission to or exclusion from the Building of any person whom the Landlord has the right to exclude under Rule 1 above. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors other otherwise, for the safety of the tenants or Landlord and protection of property in the Building.
     11. Tenant assumes full responsibility for protecting its Demised Premises from theft, robbery and pilferage which includes keeping doors locked and windows and other means of entry to the Demised Premises closed.
     12. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Demised Premises without prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock.
     13. In advertising or other publicity, without Landlord prior written consent, Tenant shall not use the name of the Building except as the address of its business and shall not use pictures of the Building.
     14. Canvassing, soliciting and peddling in the building or parking facilities is prohibited and each tenant shall cooperate to prevent the same. In this respect, Tenant shall promptly report such activities to the Building Manager’s Office.
     15. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning, and shall not allow the adjustment (except by Landlord authorized building personnel) of any controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall not open any windows except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent.

     16. Tenant shall not do any cooking in the Demised Premises or engage any coffee cart service.
     17. Any wallpaper or vinyl fabric materials which Tenant may install on painted walls shall be applied with a strippable adhesive. The use of non-strippable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby shall be made by Landlord at Tenant’s expenses.
     18. Tenant shall provide and maintain hard surface protective mats under all desk chairs which are equipped with casters to avoid excessive wear and tear to carpeting. If Tenant fails to provide such mats, the cost of carpet repair or replacement made necessary by such excessive wear and tear shall be charged to and paid for by Tenant.
     19. Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service to Tenant, to Landlord for Landlord’s supervision, approval, and control before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.
     20. Movement in or out of the Building of furniture, office equipment, or other bulky materials, or movement through the Building entrances or lobby shall be restricted to hours designated by Landlord. All such movements, shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance. Such prearrangement initiated by Tenant will include a determination by Landlord and subject to his decision and control, of the time, method, and routing of movement, limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Tenant shall assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property, and personnel or Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from time of entering property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for Tenant and Tenant hereby agrees to indemnify and hold harmless Landlord from and against any such damage, injury, or loss, including attorney’s fees.
     21. No portion of Tenant’s Demised Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.
     22. Landlord will not be responsible for lost or stolen personal property, equipment, money, or jewelry from Tenant’s area or any public rooms regardless of whether such loss occurs when such area is locked against entry or not.
     23. Employees of Landlord shall not receive or carry messages for or to any Tenant or other person, nor contract or render free or paid services. Notwithstanding anything to the contrary, in the event an employee of Landlord undertakes to deliver such messages on behalf of Tenant, such employee shall be deemed the agent of Tenant regardless of whether or how payment is arranged for services and Landlord is expressly relieved from any and all liability in connection with any such services and any associated injury or damage to person or property.
     24. Tenant and its employees, agents, and invitees shall observe and comply with the driving and parking signs and markers on the property surrounding the Building. Tenant and Tenant’s employees shall comply with any and all additional rules and regulations concerning the parking areas including the right of Landlord to require Tenant and its employees to display parking stickers on all cars.
     25. Tenant shall not place, install, or operate on the Demised Premises or in any part of the Building, any coffee making device or equipment without the prior written consent of Landlord.
     26. Tenant shall give prompt notice to Landlord of any accidents to or defects in plumbing, electrical fixtures, or heating apparatus so that such accidents or defects may be attended to promptly.
     27. The directories of the Building shall be used exclusively for the display of the name and location of the tenants only and will be provided at the expense of Landlord. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.
     28. No vending machines of any description shall be installed, maintained or operated in any part of the Building without the written consent of Landlord.
     29. Janitorial Specifications
(I)	Nightly Services
a.	Secure all lights as soon as possible each night.

b.	Vacuum all main traffic areas, i.e. aisle ways, elevator lobbies, reception areas.

c.	Dust mop all resilient & composition floors with treated dust mops. Spot damp mop to remove spills and water stains as required.

d.	Dust all desks, window sills and office furniture with treated dust cloths. Papers and folders on desks are not to be moved.

e.	Empty all ash trays and ash urns. Clean and sanitize as required.

f.	Empty all waste paper baskets and other trash containers. Any bulk trash or moving boxes clearly marked trash shall be removed.

g.	Remove all trash from floors to the designated trash areas.

h.	Remove fingerprints, dirt, smudges, graffiti, etc., from all doors, frames, glass partitions, jambs and elevator interiors.

i.	Return chairs and waste baskets to proper positions.

j.	Clean, sanitize and polish drinking fountains.

k.	Dust and remove debris from all metal door thresholds as necessary.

1.	Wipe clean smudged brightwork as necessary.

m.	Check for burned out lights. Report them to supervisor. Janitorial Supervisor to leave list of burned out lights at the Management Office on nightly basis.

n.	Police all interior public corridor planters.

o.	Close all blinds and drapes.

p.	Police all public stairwells and keep in clean condition. Spot sweep and/or mop as needed.

q.	Clean service elevator.

r.	Spot clean spills from carpet as needed.
(ii)	Weekly Services
a.	Damp mop all hard surface floors entirely.

b.	Dust all low reach (7 feet & under) areas including, but not limited to, chair rungs, structural and furniture ledges, cabinet tops, baseboards, door louvers, wood paneling molding, etc.

c.	Dust inside of all door jambs.

d.	Spot clean and polish all brightwork.

e.	Sanitize all telephone receivers.

f.	Wash out and disinfect all cans and other receptacles.

g.	Spot lean interior windows as needed.
(iii)	Monthly Services
a.	Dust all high reach (7 feet & over) areas including, but not limited to, tops of door frames, structural and furniture ledges, air conditioning diffusers and return grilles, tops of partitions, picture frames, etc.

b.	Vacuum upholstered furniture.

c.	Move all plastic carpet protectors and thoroughly vacuum under and around all desks and office furniture.

d.	Edge all carpeted areas.

e.	Dust all Venetian mini-blinds.

f.	Shampoo and extract all common elevator lobby areas and corridor carpets.
(iv)	Two Times Per Month

Clean and spray buff all building standard resilient and/or composite flooring.
     The Rules and Regulations contained in this Exhibit “D”, hereby accepted by Tenant, are prescribed by Landlord to enable Landlord to provide, maintain and operate, to the best of Landlord’s ability, orderly, clean and desirable premises. Building and parking facilities for the tenants therein at as economical cost as reasonably possible and in as efficient a manner as reasonably possible, to assure security for the protection of tenants so far as reasonably possible, and to regulate conduct in and use of said Demised Premises, Building and Parking facilities in such manner as to minimize interference by others in the proper use of same by Tenant.
Rev. 3/97

D-5